Exhibit 10.62
June 28, 2006
Ms. Jane E. Nelson
CPI Corp.
1706 Washington Avenue
St. Louis, MO 63103
     Re:       Supplemental Retirement Benefit
Dear Jane:
     As you know, the CPI Corp. Retirement Plan (“Retirement Plan”) was amended effective March 31, 2004 to freeze benefits for all participants, except participants who were at least age 50, had at least 10 years of service and were not highly compensated employees (as defined in the Retirement Plan). The amendment did not permit any highly compensated employees to continue to accrue benefits under the Retirement Plan; however, the Company agreed that highly compensated employees who satisfied the age and service requirements would receive comparable benefits outside the Retirement Plan.
     This letter confirms the terms of the supplemental retirement benefit (“Supplemental Benefit”) the Company will provide to you because you were over age 50 and had 10 years of service when the Retirement Plan was frozen in 2004.
1.	Calculation of Supplemental Benefit. Your Supplemental Benefit will be calculated as of the date your employment with CPI Corp. terminates as the difference between (a) the Accrued Benefit (as defined in the Retirement Plan) you would have earned under the Retirement Plan had you continued to accrue benefits under the Retirement Plan after March 31, 2004 on the same terms and conditions as those participants who were allowed to continue to accrue benefits under the Retirement Plan, and (b) your actual Accrued Benefit under the Retirement Plan.

2.	Payment of Supplemental Benefit.
(a)	Form of Payment. If you are unmarried at the time your payments commence, your Supplemental Benefit will be paid in annual payments for your lifetime, with each annual payment equal to 12 times your monthly Supplemental Benefit. If you are married at the time your payments commence, your monthly Supplemental Benefit will be converted to an actuarially equivalent 50% contingent annuitant benefit using the actuarial assumptions used by the Retirement Plan. You will receive annual payments for your lifetime, each equal to 12 times the actuarially reduced monthly benefit, with payments continuing after your death for the life of your surviving spouse (if any) in an amount equal to 50% of the annual amount payable during your lifetime. The reduction to 50% will commence with the first annual payment following your death.

(b)	Time of Payment: The first annual payment will be paid the month following the later of (a) the month you reach age 65, or (b) the month in which your employment terminates, with subsequent payments paid the same month of each succeeding year; provided, however, that if your employment terminates less than six months before the first payment is payable, your first payment will be held by the Company and paid to you in the seventh month following the month in which your employment terminates.

(c)	Death Before Age 65. In the event of your death before you reach age 65, your surviving spouse, if any, will receive annual payments for his lifetime, commencing the month following the month you would have attained age 65, in the amount that would have been payable to your spouse under paragraph (a) above had you survived to age 65 and died the following day. If both you and your spouse die before you reach age 65, no Supplemental Benefit will be paid.
     The Company’s obligation to pay the Supplemental Benefit is an unfunded and unsecured promise to pay the benefit as provided in this letter. Payment of the Supplemental Benefit will have no effect on the form, timing or amount of the benefits you are entitled to receive from the Retirement Plan.
     Please contact me if you have questions about this benefit.

Very truly yours, Consumer Programs Incorporated
By:	/s/ Paul Rasmussen
Paul Rasmussen
Title:	Chief Executive Officer/President